Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

MetaSolv, Inc.

We consent to the use of our reports dated March 28, 2005, with respect to the consolidated balance sheets of MetaSolv, Inc. as of December 31, 2004 and 2003, and the related consolidated statements of operations, stockholders’ equity and comprehensive income (loss), and cash flows for each of the years in the three-year period ended December 31, 2004, and the related financial statement schedule, management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2004 and the effectiveness of internal control over financial reporting as of December 31, 2004, incorporated herein by reference, and to the reference to our firm under the heading “Experts” in the prospectus.

Our report dated March 28, 2005, on management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting as of December 31, 2004, expresses our opinion that MetaSolv, Inc. did not maintain effective internal control over financial reporting as of December 31, 2004 because of the effect of a material weakness on the achievement of the objectives of the control criteria and contains an explanatory paragraph that states that internal controls over financial reporting related to the accounting for estimated income tax exposures and foreign income taxes did not operate effectively as of December 31, 2004.

/s/ KPMG LLP

Dallas, Texas
November 9, 2005